UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 2, 2014

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-23265	94-3267443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8510 Colonnade Center Drive Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 862-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

The information set forth in Item 2.03 is incorporated herein by reference.

Supplemental Indenture and Joinder to Registration Rights Agreement

On January 2, 2014, following completion of the Merger (as defined below), Salix Pharmaceuticals, Ltd., a Delaware corporation (the “Company”), three of the Company’s wholly owned subsidiaries, Salix Pharmaceuticals, Inc., a California corporation (“Intermediary”), Oceana Therapeutics, Inc., a Delaware corporation, and Santarus, Inc., a Delaware corporation (“Santarus”) (collectively, the “Guarantors”), and U.S. Bank National Association, as trustee, entered into a Supplemental Indenture (the “Supplemental Indenture”) to the Indenture, dated as of December 27, 2013 (the “Indenture”), that governs the terms of the Company’s 6.00% Senior Notes due 2021 (the “Notes”). Pursuant to the Supplemental Indenture, each of the Guarantors agreed to provide an unconditional joint and several guarantee, on a senior unsecured basis, of the Company’s payment obligations under the Notes. In connection with the execution of the Supplemental Indenture, the Guarantors also executed a Joinder Agreement, dated January 2, 2014 (the “Joinder Agreement”), pursuant to which each became party to the Registration Rights Agreement, dated as of December 27, 2013, between the Company and Jefferies LLC, as the representative of the initial purchasers of the Notes.

The foregoing descriptions of the Supplemental Indenture and Joinder Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Supplemental Indenture and Joinder Agreement, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K. The provisions of the Indenture, the Notes and the Registration Rights Agreement are described, and copies of those documents are attached, to the Company’s Current Report on Form 8-K that was filed with the United States Securities and Exchange Commission (the “SEC”) on December 27, 2013.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed, the Company entered into an Agreement and Plan of Merger, dated as of November 7, 2013 (the “Merger Agreement”), with Intermediary, Willow Acquisition Sub Corporation, a Delaware corporation and an indirect wholly owned subsidiary of the Company (“Merger Sub”) and Santarus. In accordance with the terms of the Merger Agreement, on December 3, 2013, Merger Sub commenced a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share (collectively, the “Shares”), of Santarus at a price per share equal to $32.00 (the “Offer Price”), net to the seller in cash, without interest, less any applicable withholding taxes.

The Offer expired at 12:00 Midnight, New York City time, at the end of the day on December 31, 2013 as scheduled and was not extended. According to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), as of the expiration of the Offer, 52,560,246 Shares were validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 76.4% of the currently outstanding Shares. On January 2, 2014, Merger Sub accepted for payment all Shares that were validly tendered and not validly withdrawn pursuant to the Offer. Payment for such Shares has been made to the Depositary, which will transmit payments to tendering stockholders in accordance with the terms of the Offer. In addition, Notices of Guaranteed Delivery have been delivered with respect to 1,998,716 additional Shares, representing approximately 2.9% of the currently outstanding Shares.

Also on January 2, 2014, following acceptance of the tendered Shares, Merger Sub merged with and into Santarus, with Santarus surviving as an indirect wholly owned subsidiary of the Company (the “Merger”). The Merger was governed by Section 251(h) of the General Corporation Law of the State of Delaware, with no stockholder vote required to consummate the Merger. At the effective time of the Merger (the “Effective Time), each Share issued and outstanding immediately prior to the Effective Time and not tendered pursuant to the Offer (other than (i) Shares held in the treasury of Santarus, (ii) Shares owned by the Company, Merger Sub or any wholly owned subsidiary of the Company or Santarus and (iii) Shares that are held by any stockholders who are entitled to and who properly demand appraisal in connection with the Merger) was canceled and converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any required withholding taxes. In addition, at the Effective Time, any outstanding options to purchase Shares that were not exercised on or prior to the Effective Time were canceled, terminated and converted at the Effective Time into the right to receive an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Offer Price over the applicable exercise price of such options by (ii) the number of Shares underlying such options (assuming full vesting of such options) had the holders thereof exercised such options in full immediately prior to the Effective Time.

The aggregate costs incurred by the Company to purchase the Shares tendered in the Offer and to pay the Merger consideration, along with the cash payments to settle the outstanding options to purchase Shares and to pay the fees and expenses incurred in connection with the Merger and the related financing, totaled approximately $2.8 billion. The Company funded these costs with a combination of (i) cash on hand, (ii) the proceeds from the Company’s sale of $750,000,000 in aggregate principal amount of Notes on the terms and conditions previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2013 and (iii) loans under the Senior Term Loan Facility (as defined below) in the amount of $1,200 million pursuant to the Credit Agreement (as defined below).

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2013, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 2, 2014, the Company entered into a Credit Agreement (the “Credit Agreement”) with Jefferies Finance LLC, as collateral agent (the “Collateral Agent”) and administrative agent, and the lenders party thereto, providing for (i) a $1,200 million six year senior secured term loan facility (the “Senior Term Loan Facility”) and (ii) a $150 million five year senior secured revolving credit facility (the “Revolving Credit Facility” and together with the Senior Term Loan Facility, the “Senior Secured Facilities”). The proceeds of the Senior Term Loan Facility were used to fund a portion of the purchase price of the Shares tendered in the Offer and the Merger consideration and to pay fees and expenses incurred in connection with the Merger and the related financings. The proceeds of the Revolving Credit Facility can be used in the future for working capital and general corporate purposes, including permitted investments and acquisitions.

In connection with the entry by the Company into the Credit Agreement, the Company and the Guarantors have entered into a Guarantee and Collateral Agreement, dated January 2, 2014 (the “Guarantee and Collateral Agreement”), with the Collateral Agent, pursuant to which (i) each of the Guarantors has guaranteed the obligations of the Company under the Credit Agreement and the obligations of each of the other Guarantors under the Guarantee and Collateral Agreement and (ii) the Company and each of the Guarantors has granted to the Collateral Agent, for the benefit of the lenders under the Credit Agreement, a first priority security interest in substantially all of its assets.

The term loans under the Senior Term Loan Facility are subject to quarterly amortization equal to 1.25% of the original aggregate principal amount thereof and the remaining principal balance is due and payable on January 2, 2020 unless earlier prepaid. The Senior Secured Facilities bear interest at an annual rate of, at the Company’s option, either (i) Adjusted LIBOR (as defined by the Credit Agreement), with a floor of 1.00%, plus a margin of 3.25% or (ii) the highest of (A) the Wall Street Journal’s published “U.S. Prime Lending Rate,” (B) the Federal Funds Effective Rate (as defined by the Credit Agreement) in effect on such day plus 1/2 of 1%, (C) one-month Adjusted LIBOR plus 1.00% per annum and (D) 2.00%, in each case plus a margin of 2.25%. If the ratio of the Company’s consolidated total debt to consolidated EBITDA (the “Total Leverage Ratio”) is less than 3.75 to 1.00, the margins will be reduced by 25 basis points.

The Company is required to prepay term loans under the Senior Term Loan Facility with (i) 100% of the proceeds of asset sales not reinvested within generally one year, (ii) 100% of the proceeds from certain debt financings and (iii) 50% of Excess Cash Flow (as defined in the Credit Agreement). The percentage of Excess Cash Flow that must be used to prepay the Senior Term Loan Facility decreases to 25% if the Total Leverage Ratio is less than 3:50 to 1:00 and to zero if the Total Leverage Ratio is less than 2:50 to 1:00.

The Credit Agreement includes customary affirmative and negative covenants, including restrictions on additional indebtedness, liens, investments, asset sales, stock buybacks and dividends, mergers, consolidations, and transactions with affiliates and capital expenditures. The negative covenants are generally subject to various exceptions. The Credit Agreement does not include any financial maintenance covenants, with the exception that if 25% or more of the Revolving Credit Facility is being utilized, a Total Leverage Ratio requirement (measured as of the last day of each quarter), which decreases over time, must be satisfied.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events.

On January 2, 2014, the Company issued a press release announcing the expiration and results of the Offer and the consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired. The Company will file by amendment to this Current Report on Form 8-K the financial statements required by Item 9.01(a) of Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(b) Pro Forma Financial Information. The Company will file by amendment to this Current Report on Form 8-K the pro forma financial information required by Item 9.01(b) of Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(d) Exhibits

Exhibits Number	Description

2.1	Agreement and Plan of Merger, dated as of November 7, 2013, among Salix Pharmaceuticals, Ltd., Salix Pharmaceuticals, Inc., Willow Acquisition Sub Corporation and Santarus, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Salix Pharmaceuticals, Ltd. on November 7, 2013).

4.1	Supplemental Indenture, dated as of January 2, 2014, among Salix Pharmaceuticals, Ltd., Salix Pharmaceuticals, Inc., Oceana Therapeutics, Inc., Santarus, Inc. and U.S. Bank National Association, as trustee.

4.2	Joinder Agreement, dated as of January 2, 2014, between Salix Pharmaceuticals, Inc., Oceana Therapeutics, Inc., Santarus, Inc. and Jefferies LLC, as the representative of the initial purchasers.

10.1	Credit Agreement, dated as of January 2, 2014, among Salix Pharmaceuticals, Ltd., the Lenders party thereto and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.

99.1	Press Release issued by Salix Pharmaceuticals, Ltd. on January 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2014	SALIX PHARMACEUTICALS, LTD.

	By:	/s/ ADAM C. DERBYSHIRE
Adam C. Derbyshire
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibits Number	Description

2.1	Agreement and Plan of Merger, dated as of November 7, 2013, among Salix Pharmaceuticals, Ltd., Salix Pharmaceuticals, Inc., Willow Acquisition Sub Corporation and Santarus, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Salix Pharmaceuticals, Ltd. on November 7, 2013).

4.1	Supplemental Indenture, dated as of January 2, 2014, among Salix Pharmaceuticals, Ltd., Salix Pharmaceuticals, Inc., Oceana Therapeutics, Inc., Santarus, Inc. and U.S. Bank National Association, as trustee.

4.2	Joinder Agreement, dated as of January 2, 2014, between Salix Pharmaceuticals, Inc., Oceana Therapeutics, Inc., Santarus, Inc. and Jefferies LLC, as the representative of the initial purchasers.

10.1	Credit Agreement, dated as of January 2, 2014, among Salix Pharmaceuticals, Ltd., the Lenders party thereto and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.

99.1	Press Release issued by Salix Pharmaceuticals, Ltd. on January 2, 2014.